Exhibit 5.1
July 13, 2011
Oiltanking Partners, L.P.
15631 Jacintoport Boulevard
Houston, Texas 77015
Ladies and Gentlemen:
     We have acted as counsel to Oiltanking Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 10,000,000 common units representing limited partner interests in the Partnership (the “Common Units”) and up to an additional 1,500,000 Common Units pursuant to the underwriters’ option to purchase additional Common Units.
     We are rendering this opinion as of the time the Partnership’s Registration Statement on Form S-1 (File No. 333-173199) (such Registration Statement, as amended at the effective date thereof, together with the registration statement filed by the Partnership on the date hereof pursuant to Rule 462(b) promulgated under the Securities Act, being collectively referred to herein as the “Registration Statement”) becomes effective in accordance with Section 8(a) of the Securities Act.
     As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units have been duly authorized and, when issued and delivered on behalf of the Partnership against payment therefor as described in the Registration Statement to which this opinion is an exhibit and relating to the Common Units, will be validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the United States of America, the Delaware Act and the Constitution of the State of Delaware as interpreted by federal courts and the courts of the State of Delaware.
     We hereby consent to the reference to us under the heading “Validity of Our Common Units” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Vinson & Elkins L.L.P.

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